TRUE LEAF BRANDS INC. COMPLETES NAME CHANGE TO MAVEN BRANDS INC.

Vernon, British Columbia - November 2, 2021 - True Leaf Brands Inc. (CSE: MJ) (OTC Pink: TRLFF) (FSE: TLAA) ("True Leaf" or the "Company") has completed its corporate name change to Maven Brands Inc. ("Maven"), effective October 29, 2021. The Company's shares are now trading under the CUSIP 57768L105 and ISIN CA57768L1058.

The name change reflects the team's deep roots in the cannabis industry and commitment to excellence in craft cannabis processing. The name of the Company's subsidiary, True Leaf Cannabis Inc., a Licensed Producer with licenses to cultivate, process, and sell cannabis for medical purposes in Canada, has changed to Maven Cannabis Inc., effective November 1, 2021.

About the Company

True Leaf is a Licensed Producer of cannabis preparing to launch a program to provide path-to-market services for micro-cultivators. The program will operate from the Company's 19,500 square foot facility in Lumby, British Columbia, and offer a full suite of in-house processing services to the craft cannabis community. Learn more at www.trueleafbrands.com.

Investor Contact:
Darcy Bomford
Chief Executive Officer
Darcy@trueleafbrands.com
1 (250) 275-6063

Media Inquiries: media@trueleafbrands.com

Cautionary and Forward-Looking Statements

This news release contains "forward-looking statements" including, among other things, statements relating to the completion and timing for the two-batch amendment from Health Canada, license to sell cannabis products in retail stores, and the expected market for craft cannabis products. Generally, forward-looking information can be identified by the use of forward-looking terminology such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or statements that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved". Forward-looking information is subject to known and unknown risks, uncertainties, and other factors that may cause the actual results, level of activity, performance, or achievements of Maven to be materially different from those expressed or implied by such forward-looking information, including but not limited to: whether or not the Company will successfully build out and sell units in its Monashee Gateway Business Park, whether or not the Company obtains a federal sales license from Health Canada, the impact of general business, economic, competitive, geopolitical, and social uncertainties; regulatory risks; and other risks related to the cannabis industry. Forward-looking statements in this press release are expressly qualified by this cautionary statement. The forward-looking statements in this press release are made as of the date of this press release, and the Company undertakes no obligations to update publicly or to revise any of the included forward-looking statements, whether because of new information, future events or otherwise, except as expressly required by applicable securities law.

The Canadian Securities Exchange (operated by CNSX Markets Inc.) has neither approved nor disapproved of the contents of this press release.